EXHIBIT 5.1

March 31, 2004

Motorcar Parts of America, Inc.
2929 California Street
Torrance, California 90503

Re:	Motorcar Parts of America, Inc. — Registration Statement on Form S-8

Dear Sir or Madam:

We have acted as counsel to Motorcar Parts of America, Inc., a New York corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about April 1, 2004.

The Registration Statement covers the registration of 1,200,000 shares of Common Stock, $.01 par value per share (the “Common Stock”) of the Company (the “Shares”), which are to be issued by the Company pursuant to the terms of that certain Long Term Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the following documents:

     (a) the Plan;

     (b) copies of the Company’s Restated Certificate of Incorporation, and all amendments thereto; and

     (c) a certificate executed by an officer of the Company, certifying as to, and attaching copies of, the Company’s Restated Certificate of Incorporation, Bylaws, the Plan, and certain resolutions of the Company’s Board of Directors and the Company’s stockholders approving the Plan, reserving 1,200,000 shares of Common Stock for issuance under the Plan and authorizing the filing of the Registration Statement.

This opinion is based entirely on our review of the documents listed in the preceding paragraph, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon the certificates of officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates.

Motorcar Parts of America, Inc.
March 31, 2004

We further assume, without investigation, that (a) all options with respect to the Shares have been or will be granted in accordance with the terms of the Plan, that all Shares issued upon exercise of options granted or to be granted pursuant to the Plan will be issued in accordance with the terms of the Plan, that all Shares granted or to be granted pursuant to the Plan will be issued in accordance with the terms of the Plan, and that the purchase price of all Shares will be greater than or equal to the par value per share of the Shares; (b) upon issuance of the Shares under the Plan, the Company will have a sufficient number of authorized shares of Common Stock reserved for issuance of the Shares; (c) prior to the dates of issuance of the Shares, no change occurs in the applicable law or the pertinent facts; (d) the Plan contains the material terms and conditions upon which the options may be issued; and (e) the terms and conditions of the options (including the exercise price, vesting date, and limitations on transferability) are set forth in an agreement between the Company and the holder of such option.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purpose of this opinion. This opinion is limited solely to the New York General Business Law as applied by courts located in New York.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares when issued and duly granted under the Plan or issued and delivered upon exercise of options duly granted pursuant to the Plan, and against the payment of the purchase price therefore, will be validly issued, fully paid, and nonassessable.

We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Sincerely yours,

BINGHAM McCUTCHEN LLP